GARDNER LEWIS INVESTMENT TRUST
                          EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT is made and entered into effective as of February 28, 2008 by and between Gardner Lewis Investment Trust, a Massachusetts business trust (the "Trust"), on behalf of The Chesapeake Growth Fund, (the "Fund"), and Gardner Lewis Asset Management, L.P., a Pennsylvania limited partnership (the "Adviser").

WHEREAS, the Trust is a Massachusetts business trust organized under the Declaration of Trust ("Trust Instrument"), dated January 22, 1995 and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company of the series type; and

WHEREAS, the Fund is a series of the Trust; and

WHEREAS, the Trust, on behalf of the Fund, and the Adviser have entered into an Investment Advisory Agreement ("Advisory Agreement"), pursuant to which the Adviser provides investment advisory services to the Fund; and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to limit the expenses of the Fund, and, therefore, have determined to enter into this Agreement, in order to maintain the Fund's expense ratios within the Operating Expense Limit, as defined below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    EXPENSE LIMITATION.
      -------------------

      (a) APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses of every character, including but not limited to investment advisory fees of the Adviser (but excluding (i) interest, (ii) taxes, (iii) brokerage commissions, (iv) other expenditures which are capitalized in accordance with generally accepted accounting principles, (v) other extraordinary expenses not incurred in the ordinary course of the Fund's business, (vi) dividend expense on short sales, and (vii) expenses that the Fund has incurred but did not actually pay because of an expense offset arrangement, if applicable, incurred by the Fund in any fiscal year ("Fund Operating Expenses"), that exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the "Excess Amount") shall be the liability of the Adviser. The Operating Expense Limits described in this Agreement also exclude any "acquired fund fees and expenses" as that term is described in the prospectus of the Fund.

      (b) OPERATING EXPENSE LIMIT. The Fund's maximum operating expense limits (each an "Operating Expense Limit") in any year shall be that percentage of the average daily net assets of the Fund as set forth on SCHEDULE A attached hereto and incorporated by this reference.

      (c) METHOD OF COMPUTATION. To determine the Adviser's liability with respect to the Excess Amount, each month the Fund Operating Expenses for the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of the Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the


KC-1577828-2                           1            Expense Limitation Agreement
            annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser shall also remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

      (d) YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.    REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.
      --------------------------------------------------------

      (a) REIMBURSEMENT. If in any year in which the Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Operating Expense Limit for that year, the Adviser, shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the fees waived or reduced by the Adviser and other payments remitted by the Adviser to such Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Fund to the Adviser pursuant to this Section 2, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

      (b) METHOD OF COMPUTATION. To determine the Fund's accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of the Fund for any month are less than the Operating Expense Limit of such Fund, such Fund, shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Operating Expense Limit of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Fund Operating Expenses of the Fund are below the Operating Expense Limit, a liability will be accrued daily for these amounts.

      (c) YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) does not exceed the Operating Expense Limit.

      (d) LIMITATION OF LIABILITY. The Adviser shall look only to the assets of the Fund for which it waived or reduced fees or remitted payments for reimbursement under this Agreement and for payment of any claim hereunder, and neither the Fund, nor any of the Trust's directors, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.


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

3.    TERM, MODIFICATION AND TERMINATION OF AGREEMENT.
      ------------------------------------------------

      This Agreement shall continue in effect until the expiration date set forth on SCHEDULE A (the "Expiration Date"). With regard to the Operating Expense Limits, the Trust's Board of Trustees and the Adviser may terminate or modify this Agreement prior to the Expiration Date only by mutual written consent. This Agreement shall terminate automatically upon the termination of the Advisory Agreement; provided, however, that the obligation of the Trust to reimburse the Adviser with respect to the Fund shall survive the termination of this Agreement unless the Trust and the Adviser agree otherwise.

4.    MISCELLANEOUS.
      --------------

      (a) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      (b) INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's
            Declaration of Trust or bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

      (c) DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.


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


IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                        GARDNER LEWIS INVESTMENT TRUST


                                        /s/ W. Whitfield Gardner
                                        W. Whitfield Gardner, Chairman



                                        GARDNER LEWIS ASSET MANAGEMENT L.P.


                                        /s/ W. Whitfield Gardner
                                        W. Whitfield Gardner, Chairman


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

                                   SCHEDULE A
                                     TO THE
                          EXPENSE LIMITATION AGREEMENT
                                     BETWEEN
                  GARDNER LEWIS INVESTMENT TRUST (THE "TRUST")
                                       AND
               GARDNER LEWIS ASSET MANAGEMENT L.P. (THE "ADVISER")

                          DATED AS OF FEBRUARY 28, 2008


FUND                             OPERATING EXPENSE LIMIT      EFFECTIVE DATE      EXPIRATION DATE
----                             -----------------------      --------------      ---------------
The Chesapeake Growth Fund
   Institutional Class Shares             1.39%               March 1, 2008      February 28, 2009
   Class A Shares                         1.64%               March 1, 2008      February 28, 2009


KC-1577828-2                          A-1           Expense Limitation Agreement